EXHIBIT 10.12

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

HAWKEYE SYSTEMS, INC.,

a Nevada corporation,

RADIANT IMAGES INC.

a California corporation,

GIANNA WOLFE

and

MICHAEL MANSOURI

Dated as of September 19, 2019

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 19, 2019 is made and entered into by and among Hawkeye Systems, Inc., a Nevada corporation (“Buyer”), Radiant Images Inc., a California corporation (“Company”), Gianna Wolfe (the “Seller”) and Michael Mansouri (“Mansouri” and collectively with the Seller, the “Seller Parties”). Buyer and the Seller Parties are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, Mansouri and Seller are key employees of the Company and acknowledge that they will materially benefit from the transactions contemplated by this Agreement; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

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“Ancillary Agreements” means the Employment Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Annual Financial Statements” has the meaning set forth in Section 4.7(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 4.7(a)(ii).

“Business” means the development, manufacture, production, design, licensing or sale of any technology, information, intellectual property (including without limitation patent rights) and other materials for or relevant to 360 and 180 degree, visible and infrared spectrum, multi lens, rectilinear and curvilinear camera platforms as presently conducted by the Company as of the date of this Agreement.

“Business Consultants” means each individual retained by the Company or any of its Subsidiaries as an independent contractor or consultant to the Business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California.

“Business Employee” means each individual employed by the Company or any of its Subsidiaries who devotes substantially all of his or her time to the Business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitee” and “Buyer Indemnitees” have the respective meanings set forth in Section 10.2.

“Cash and Cash Equivalents” means (a) cash and cash equivalents of the Company and its Subsidiaries, as defined in accordance with GAAP, specifically including marketable securities and short-term investments and (b) deposits with third parties (including deposits with landlords, and, for the avoidance of doubt, including deposits with landlords categorized as prepaid expenses) made by the Company or any of its Subsidiaries. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means the Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

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“Contract” means any written contract, agreement, indenture, mortgage, lease, instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation.

“Deductible” has the meaning set forth in Section 10.4(a)(ii).

“Disclosure Schedules” has the meaning set forth in ARTICLE 3.

“Employee Benefit Plan” means each: (a) “employee benefit plan,” as defined in Section 3(3) of ERISA; and (b) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, phantom equity or other equity-based compensation, plan, program, or arrangement maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company or any ERISA Affiliate thereof has any Liability.

“Employment Agreements” means the Employment Agreement (Wolfe) and the Employment Agreement (Mansouri).

“Employment Agreement (Mansouri)” means the Employment Agreement, to be dated as of the Closing Date, by and among Michael Mansouri and Buyer, in substantially the form of Exhibit A attached hereto.

“Employment Agreement (Wolfe)” means the Employment Agreement, to be dated as of the Closing Date, by and among Gianna Wolfe and Buyer, in substantially the form of Exhibit B attached hereto.

“Environmental Laws” means all applicable Laws (including common law) concerning pollution or protection of the environment.

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company, its Subsidiaries or any of their Affiliates under Section 414 of the Code.

“Evaluation Material” has the meaning set forth in Section 4.23(a).

“Financial Statements” has the meaning set forth in Section 4.7(a)(ii).

“Forward-Looking Statements” has the meaning set forth in Section 4.23(c).

“Fraud” means a material false statement or omission made with the intent to deceive.

“Fundamental Representations” means the representations and warranties set forth in ARTICLE III, Section 4.1, Section 4.2, Section 4.4 and Section 4.8.

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“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company and its Subsidiaries.

“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law, equity and public policy, including principles regarding the enforceability of covenants not to compete and similar restrictive covenants; principles regarding the availability of specific performance, injunctive relief, or other equitable remedies; principles requiring good faith and fair dealing in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement; and principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

“Indebtedness” of the Company and its Subsidiaries means, at a particular time, without duplication, determined on an aggregate basis, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under indebtedness for borrowed money of the Company or any of its Subsidiaries; provided, however, that “Indebtedness” shall not include: (a) any item which would otherwise fall within the above definition of Indebtedness which is solely related to the day-to-day operation of the Business and is reflected or included in the Financial Statements; and (b) any intra-company obligations, loans or transactions between the Company and its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and Internet domain names, together with all translations, adaptations and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and other confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including source code, executable code, data, databases, and related documentation); (f) all proprietary and intellectual property rights in the foregoing; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

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“Interim Financial Statements” has the meaning set forth in Section 4.7(a)(ii).

“Interim Period” has the meaning set forth in Section 6.1(a).

“Knowledge of Seller Parties” or “Seller Parties’ Knowledge” means the actual knowledge of Michael Mansouri and Gianna Wolfe, after reasonable investigation.

“Law” means any law, statute, treaty, code, rule, regulation or ordinance of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any of its Subsidiaries.

“Lease” means any written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to Licenses and that is material to the operation of the Business as currently conducted (other than commercially available, off-the-shelf software).

“Licenses” means all agreements providing for licenses of Licensed Intellectual Property to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance or other security interest in respect of such property or asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.

“Loss(es)” means, with respect to any Person, any actual direct losses, Liabilities, demands, claims, Actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, however, that “Loss(es)” shall not include, and the Buyer Indemnitees shall not be entitled to seek or recover from any Seller Party under any theory of liability, any consequential, incidental, indirect, punitive, exemplary or special Liabilities, damages, losses or expenses.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to (a) the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of Seller Parties to consummate the transactions contemplated by this Agreement and the other documents referred to herein to which Seller Parties are a party; provided, however, that a “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development in or attributable to: (i) general economic or business conditions; (ii) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (iii) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; or (iv) conditions affecting generally the industry in which the Company and its Subsidiaries participate.

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“Material Contract” has the meaning set forth in Section 4.14(a).

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 12.1(b).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries and that is material to the operation of the Business as currently conducted.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Payoff Amount” has the meaning set forth in Section 2.3(b)(i).

“Payoff Letter” has the meaning set forth in Section 7.1(c).

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) licenses of Intellectual Property; (h) purchase money Liens and Liens securing rental payments under capital lease arrangements; (i) Liens which are not reasonably likely to materially impair the continued use of the asset or property to which they relate, as used on the date hereof; (j) transfer restrictions under applicable federal and state securities Laws; (k) Liens associated with Indebtedness which will be paid off at Closing; and (l) Liens identified on Schedule 1.1.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (including a portion of any Straddle Period) ending on or before the Closing Date.

“Purchase Price” means has the meaning set forth in Section 2.3(a).

“Real Property Leases” has the meaning set forth in Section 4.6(b).

“Revolving Note” means that certain Secured Revolving Promissory Note dated as of April 26, 2019 by Company in favor of Optical Flow, LLC, a subsidiary of Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitee” and “Seller Indemnitees” have the respective meanings set forth in Section 10.3.

“Seller Party and Seller Parties” have the respective meaning set forth in the preamble to this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Specified Representations” means the representations and warranties set forth in Section 4.3, Section 4.12, Section 4.13, Section 4.15 and Section 4.16.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add‑on minimum, estimated, or other like assessment, charge or tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 10.5(b)(i).

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, the Shares, free and clear of any Liens (other than Permitted Liens).

Section 2.2. Closing. Subject to the satisfaction or waiver of the conditions precedent specified in ARTICLE 8, the closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place remotely via the electronic exchange of executed counterpart documents and the electronic transfer of funds as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than two (2) Business Days following the satisfaction or waiver of the conditions precedent specified in ARTICLE 8, or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The effective time of the Closing shall be 12:01 a.m., Pacific time, on the Closing Date.

Section 2.3. Consideration.

(a) Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be an amount equal to (i) $1,810,904.72 plus (ii) the amount of any Closing Date Cash.

(b) Payment of Purchase Price. Buyer shall pay, or cause to be paid, the following amounts:

(i) at the Closing, to the payees specified in the Payoff Letters, the amount of funds required to be paid pursuant to the Payoff Letters (the “Payoff Amount”), provided, that the Payoff Amount shall not exceed $836,104.72, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters; and

(ii) at the Closing, to Seller, an amount equal to (A) the Purchase Price minus (B) the sum of (x) the total principal and interest outstanding under the Revolving Note and (y) the Payoff Amount.

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The remainder of the Purchase Price shall be paid and satisfied by cancellation of the Revolving Note on the Closing Date.

Section 2.4. Required Withholdings. Notwithstanding the foregoing, the Buyer shall be entitled to deduct and withhold from any payment under this Agreement such Taxes as it is required to deduct or withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the transactions contemplated by this Agreement. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING SELLERS

Except as set forth in the disclosure schedules accompanying ARTICLE 3 and ARTICLE 4 (the “Disclosure Schedules”), each Seller Party, severally but not jointly, hereby represents and warrants to Buyer as follows:

Section 3.1. Title to Shares. Seller is the sole record and beneficial owner of the Shares free and clear of all Liens (other than Permitted Liens). Seller has good and marketable title to the Shares and has the power and authority to sell, transfer, assign and deliver the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement.

Section 3.2. Power and Authority. Such Seller Party has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller Party is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller Party of this Agreement and each Ancillary Agreement to which such Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller Party, and no other or further action or proceeding on the part of such Seller Party is necessary to authorize the execution and delivery by such Seller Party of this Agreement and the consummation by such Seller Party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller Party and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

Section 3.3. Consents and Approvals; No Violation.

(a) Except: (A) as set forth on Schedule 3.3(a); and (B) for any other notices, filings, authorizations, consents or approvals as may be required under applicable Law (all of the foregoing, the “Seller Required Governmental Approvals”), such Seller Party is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by such Seller Party of this Agreement or any of the Ancillary Agreements to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) Except as set forth on Schedule 3.3(b) and assuming the Seller Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by such Seller Party of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not violate any Law or Order to which such Seller Party is subject, except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4. Litigation. There are no Actions, nor to the Knowledge of such Seller Party, is there any Action threatened against or affecting such Seller Party, at law or equity, or before any Governmental Authority, which could materially impair or delay such Seller Party’s performance under this Agreement or any of the Ancillary Agreements to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.5. Brokers’ Fees. Such Seller Party does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of such Seller Party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES CONCERNING THE COMPANY

Except as set forth in the Disclosure Schedules, Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 4.1. Organization; Good Standing. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2. Capitalization.

(a) The authorized, issued and outstanding Equity Interests of the Company are set forth on Schedule 4.2(a). Except as set forth on Schedule 4.2(a), no other Equity Interests of the Company are authorized, issued or outstanding.

(b) All of the issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(c) Except as set forth on Schedule 4.2(c): (i) the Company is not a party to any Contract relating to the voting of, or requiring the issuance or sale of, any Equity Interests of the Company; and (ii) there are no accrued and unpaid dividends with respect to any outstanding Equity Interests of the Company.

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Section 4.3. Consents and Approvals; No Violation.

(a) Except: (i) as set forth on Schedule 4.3(a); and (ii) for any other notices, filings, authorizations, consents or approvals as may be required under applicable Law (all of the foregoing, the “Company Required Governmental Approvals”), none of the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by Seller Parties of this Agreement or any of the Ancillary Agreements to which Seller Parties are a party or the consummation of the transactions contemplated hereby or thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 4.3(b) and assuming the Company Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which Seller Parties are a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate any Law or Order to which the Company or any of its Subsidiaries is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any of its Subsidiaries is a party; or (iv) trigger any “change of control” or other similar provisions contained in any Material Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or rights of acceleration, termination, modification or cancellation as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4. Brokers’ Fees. None of the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

Section 4.5. Subsidiaries; Assets.

(a) Schedule 4.5(a) sets forth: (i) the name of each Subsidiary of the Company; and (ii) the number and type of issued and outstanding Equity Interests of each Subsidiary of the Company. All of the issued and outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company. The Company does not, either directly or indirectly, own of record or beneficially any Equity Interests in any Person other than the Subsidiaries of the Company. All of the outstanding Equity Interests in each Subsidiary of the Company are owned of record by the Company or another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens and Liens in connection with this Agreement).

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(b) The Company and its Subsidiaries have good and valid title to, or lease and have a valid leasehold interest in, all of the tangible assets reflected as being owned by or leased to them in the Financial Statements, free and clear of all Liens, except for: (i) assets disposed of after the Balance Sheet Date in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business; (ii) Permitted Liens; and (iii) Liens associated with Indebtedness which will be paid off at Closing.

Section 4.6. Real Property.

(a) Owned Real Property. None of the Company or any of its Subsidiaries owns any real property.

(b) Leased Real Property. Schedule 4.6(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (the “Real Property Leases”). Except as set forth on Schedule 4.6(b), with respect to each of the Real Property Leases: (i) the Company (or the applicable Subsidiary of the Company) enjoys peaceful and undisturbed possession under such Real Property Leases; (ii) all rent payable under such Real Property Leases has been paid to date; and (iii) none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

Section 4.7. Financial Statements.

(a) True, correct and complete copies of the following financial statements have been delivered or made available to Buyer prior to the date hereof:

(i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2018 and the related consolidated statement of income and cash flows of the Company and its Subsidiaries for the years then ended (the “Annual Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2019 (the “Balance Sheet Date”) and the related consolidated statement of income and cash flows of the Company and its Subsidiaries for the period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end audit adjustments and any other adjustments expressly described therein).

Section 4.8. No Undisclosed Liabilities. Except that are not, individually or in the aggregate, material to the Company or the Business, the Company is not subject to and does not have any Liabilities, except for Liabilities (a) set forth on, or reserved against in, the Financial Statements, (b) incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, or (c) disclosed in this Agreement or the Disclosure Schedules hereto.

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Section 4.9. Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date: (a) the Company and its Subsidiaries have operated only in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business (except as to management of working capital, which will has been operated consistent with past practices), (b) there have not been any events, occurrences, changes, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) each of the Company and its Subsidiaries have maintained, in all material respects, existing relationships and goodwill with all material customers, material suppliers, creditors, lessors and employees, and (d) except as set forth in Schedule 4.9, neither the Company nor any of its Subsidiaries has:

(i) amended its respective articles of incorporation or bylaws or similar governing documents;

(ii) declared, set aside or paid any dividends (including non-cash dividends) in respect of its Equity Securities or made any distribution on its capital stock or to the holders of its capital stock, or purchased, redeemed or otherwise acquired or retired for value any capital stock or made or agreed to make any distribution or payments of any kind to any holders of its capital stock or other Equity Interests;

(iii) authorized for issuance, issued, granted, sold, delivered or agreed or committed to issue, grant, sell or deliver, any Equity Interests in the Company or any of its Subsidiaries, any security convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company or any of its Subsidiaries, or any rights, warrants, subscriptions or options to acquire, or other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any Equity Interests in the Company or any of its Subsidiaries;

(iv) sold, leased, transferred, mortgaged, abandoned, licensed, assigned, pledged, granted a Lien (except for any Permitted Liens) on or otherwise disposed of or encumbered (except for any Permitted Liens) any of its properties or assets other than sales of products in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business;

(v) incurred or committed to any capital expenditures, obligations or Liabilities other than in the Ordinary Course or, without duplication, made any Contract for any material capital expenditure which is payable after the Closing;

(vi) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness other than borrowings under its existing revolving credit facility, or made any loan or advance to, or any investment in, any Person or canceled any material debt or waived any material claim or right other than in the Ordinary Course;

(vii) delayed or postponed any material capital expenditure;

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(viii) entered into any settlement, conciliation or similar agreement with any Governmental Authority;

(ix) acquired by merging or consolidating with, or acquired by purchasing a portion of the Equity Interests or assets of, any business or Person;

(x) changed its auditor or changed its practices, principles or methods of accounting in effect as of the Balance Sheet Date except as required by changes in GAAP, including, the acceleration of receivables or delay of payables, except as may be concurred to by its independent accountants or required by changes in GAAP;

(xi) made or changed any Tax election, amended any Tax Return, or adopted or changed any of its methods of accounting with respect to Taxes, or changed an annual Tax accounting period, entered into any closing agreement with respect to Taxes, settled any Tax claim assessment or deficiency, surrendered any right to claim a refund of Taxes, or consented or agreed to any extension or waiver of the limitation period with respect to a Tax claim, assessment or deficiency, or took any other action regarding Taxes outside the Ordinary Course;

(xii) settled or compromised, or agreed to settle or compromise, any Action, whether new, pending, brought or threatened;

(xiii) entered into, amended, modified or renewed any Contract regarding employment, consulting, severance or similar arrangements with any of its key employees, officers or directors;

(xiv) granted any salary, wage, bonus or other increase in compensation (nor granted any severance or termination pay) to any director, officer, key employee or independent contractor outside the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, increased any employee benefit or adopted, amended, terminated or made any other change to any Company Employee Benefit Plan except as may be required by Law or pursuant to this Agreement;

(xv) entered into any transaction or arrangement with, or for the benefit of, any Affiliate or any of directors, former directors, officers or stockholders of any Affiliate;

(xvi) amended, modified, extended, renewed or terminated any Lease, or entered into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(xvii) materially amended or modified or terminated any Material Contract or otherwise committed to enter into any Contract which would have been a Material Contract had the Company or any Subsidiary been a party to such Contract on the date hereof;

(xviii) entered into any collective bargaining agreement, other agreement with any labor union or other comparable labor relationship;

(xix) implemented or announced any group layoffs or terminated any key employee;

(xx) entered into any new line of business;

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(xxi) made or agreed to make any forward purchase commitments in excess of the requirements of the business of the Company or any Subsidiary for normal operating inventories of quality and quantity consistent with past practices, or at prices higher than current market prices;

(xxii) cancelled or terminated any of its insurance policies or permitted any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to or greater than the coverage under such canceled, terminated or lapsed insurance policies are in full force and effect; or

(xxiii) committed in writing to do any of the foregoing.

Section 4.10. Compliance with Law; Permits.

(a) Except: (i) with respect to the environmental matters addressed in Section 4.11, Tax matters addressed in Section 4.12, Intellectual Property matters addressed in Section 4.13, labor matters addressed in Section 4.15 and employee benefit matters addressed in Section 4.16; (ii) as set forth on Schedule 4.10(a), and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and have at all times during the previous three (3) years have been, in compliance with all applicable Laws and Orders. Except as set forth on Schedule 4.10(a), no Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of Seller Parties, currently threatened in writing against the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 4.10(b): (i) the Company and its Subsidiaries hold all Permits required in connection with the conduct of the Business as currently conducted, except for such Permits as to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) to the Knowledge of Seller Parties, each such Permit is in full force and effect; and (iii) the Company and its Subsidiaries are in compliance with the terms and conditions of all such Permits, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11. Environmental Matters. Except as set forth on Schedule 4.11 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) to the Knowledge of Seller Parties, the Company and its Subsidiaries are in compliance with all Environmental Laws;

(b) none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law; and

(c) to the Knowledge of Seller Parties, the Leased Real Property and the existing uses and activities thereon, including the use, maintenance and operation of the Business as currently conducted, comply with all Environmental Laws.

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Section 4.12. Tax Matters.

(a) All material Tax Returns required to have been filed by or in respect of the Company or any of its Subsidiaries (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed. All such Tax Returns were true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Laws and regulations and disclose all Taxes required to be paid for the periods covered thereby, except where such omissions or deficiencies in such Tax Returns would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Taxes reported on such Tax Returns as due and owing by the Company or any of its Subsidiaries have been paid, except where such failure to pay the Taxes would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed, except where such nonpayments, omissions or deficiencies would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There is no Tax audit or administrative or judicial Tax proceeding pending with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any of its Subsidiaries.

(c) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has been made by a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d) None of the Company or any of its Subsidiaries: (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) to the Knowledge of Seller Parties, has any actual or potential liability for the Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(e) None of the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

Section 4.13. Intellectual Property.

(a) The Company and its Subsidiaries, collectively, own or possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Intellectual Property. The Company and its Subsidiaries, collectively, have the right to use all Licensed Intellectual Property pursuant to the Licenses set forth on Schedule 4.13(a) in the manner necessary to conduct the Business as it is currently conducted. Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries and that is necessary to conduct the Business as currently conducted. Except as set forth on Schedule 4.13(a), the transactions contemplated by this Agreement will not impair the right, title or interest of the Company and its Subsidiaries in or to any of the Owned Intellectual Property or Licensed Intellectual Property, and each item of Owned Intellectual Property and Licensed Intellectual Property that is necessary to conduct the Business as currently conducted, will continue to be owned by or available for use by the Company or any of its Subsidiaries immediately after the Closing.

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(b) Except as set forth on Schedule 4.13(b): (i) to the Knowledge of Seller Parties, the operation of the Business as currently conducted by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property of any Person; (ii) none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any offer or demand to license any Intellectual Property of any Person) and, to the Knowledge of Seller Parties, no such charge, complaint, claim demand or notice is currently threatened in writing; (iii) no claims challenging the validity, enforceability, ownership or use of any Owned Intellectual Property are pending or, to the Knowledge of Seller Parties, are currently threatened in writing; and (iv) to the Knowledge of Seller Parties, no Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Owned Intellectual Property.

(c) Schedule 4.13(c) identifies all of the following items of Owned Intellectual Property (identifying for each such item, the owner): (i) all patented or registered Intellectual Property, including all Internet domain registrations; (ii) all pending patent applications or other applications for registration of Intellectual Property; and (iii) all trade names or corporate names and all material unregistered trademarks and service marks. None of the Owned Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction or ruling restricting the use or ownership thereof.

(d) During the twelve (12) months immediately preceding the date of this Agreement, there has not been any material failure that has not been remedied with respect to any software, hardware, network or other computer systems owned, licensed or leased by the Company or any of its Subsidiaries that is material to and necessary for the operation of the Business as currently conducted.

Section 4.14. Contracts.

(a) Schedule 4.14(a) lists the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):

(i) any Contract relating to the lease of personal property to or from any Person that involved rental payment obligations in excess of $50,000 during the years ended December 31, 2017 or 2018;

(ii) any Real Property Lease;

(iii) any Contract to purchase or sell real property;

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(iv) except for (A) purchase orders of the Company or its Subsidiaries issued or received in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business for the purchase or sale of supplies, products or goods and (B) Contracts with customers, suppliers or partners entered in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, any Contract for the purchase or sale of supplies, products, or goods, or for the furnishing or receipt of services, in each case that involved payment obligations in excess of $100,000 during any twelve (12)-month period;

(v) any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits by the Company or any of its Subsidiaries with any other Person;

(vi) any Contract under which the Company or its Subsidiaries has made, or that obligations the Company or its Subsidiaries to make, a loan or capital contribution to, or investment in, any Person other than advances to employees in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business;

(vii) any Contract relating to Indebtedness;

(viii) any (A) License, (B) Contract pursuant to which the Company or any of its Subsidiaries is obligated to pay royalties to any other Person with respect to any Intellectual Property or (C) any restrictions or other limitations on the Company’s or any of its Subsidiaries’ rights with respect to, or use or disclosure of, any Owned Intellectual Property;

(ix) any collective bargaining agreement or other agreement with any union or similar employee representative;

(x) any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis, other than any such Contract that is terminable “at will” or that can be terminated without penalty, liability or premium upon notice of ninety (90) days or less;

(xi) any powers of attorney or similar grants of agency executed by the Company or any of its Subsidiaries;

(xii) any Contract with any Governmental Authority not made in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business; and

(xiii) any Contract obligating the Company or any of its Subsidiaries: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, (C) to refrain from conducting any business with certain parties, or (D) to provide “most favored nations” terms for the benefit of any other Person.

(b) The Company has delivered or made available to Buyer a true, correct and complete copy of each Material Contract. Except as set forth on Schedule 4.14(b), with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) none of the Company or any of its Subsidiaries is in breach or default in any material respect under such Material Contract; and (iii) to the Knowledge of Seller Parties, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract.

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Section 4.15. Labor Matters.

(a) For the Company and its Subsidiaries: (i) there is no collective bargaining agreement or relationship; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller Parties, currently threatened in writing before the National Labor Relations Board or any other Governmental Authority; (iii) there is not currently any labor strike, lockout, work stoppage or other material labor dispute or formal complaint and, to the Knowledge of Seller Parties, no such dispute or complaint is currently threatened in writing; (iv) to the Knowledge of Seller Parties, no union organization campaign is in progress with respect to any employees of the Company and its Subsidiaries; and (v) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries have properly classified all Business Employees and Business Consultants as either employees or independent contractors and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Business Employees and Business Consultants.

Section 4.16. Employee Benefits Plans.

(a) Schedule 4.16(a) sets forth a complete and correct list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer true, correct and complete copies of such Employee Benefit Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof.

(b) Except as set forth on Schedule 4.16(b) and except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Benefit Plan has been maintained, funded and administered in compliance with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Except as set forth on Schedule 4.16(b), each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, or, if not so qualified, each such Employee Benefit Plan may still be amended within the remedial amendment period applicable to such Employee Benefit Plan to cure any qualification defect, and no event has occurred or condition exists that could materially adversely affect the qualification of such Employee Benefit Plan.

(c) With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Closing Date have been made. There are no Actions (other than routine claims for benefits in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business) pending or, to the Knowledge of Seller Parties, currently threatened in writing with respect to any Employee Benefit Plan, other than any such Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA. No other trade or business is treated, together with the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, as a single employer under Section 414 of the Code or Section 4001 of ERISA and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any Liability to or with respect to an Employee Benefit Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due). None of the Company, any of its Affiliates or any of their respective ERISA Affiliates has incurred or is contingently liable for any withdrawal liability to any “multiemployer plan” under Section 4021 of ERISA.

(e) Except as set forth on Schedule 4.16(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Benefit Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Employee Benefit Plan; or (iii) trigger any obligation to fund any Employee Benefit Plan.

Section 4.17. Affiliate Transactions. Except: (a) for employment-related and equity-related arrangements, the payment of compensation and benefits in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, and travel advances and employee loans in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business; and (b) as set forth on Schedule 4.17, neither any officer or director of the Company or any of its Subsidiaries nor any Seller Party nor, to the Knowledge of Seller Parties, any immediate family member of any officer or director of the Company or any of its Subsidiaries, is a party to any Contract or ongoing transaction or business relationship with, or has any material interest in any material property used by, the Company or any of its Subsidiaries.

Section 4.18. Litigation. Except as set forth on Schedule 4.18 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action pending or, to the Knowledge of Seller Parties, currently threatened in writing against the Company or any of its Subsidiaries. Except as set forth on Schedule 4.18, none of the Company or any of its Subsidiaries is subject to any (a) outstanding Order that relates specifically to the Company or any of its Subsidiaries or (b) unsatisfied judgment, penalty or award, in each case against, relating to or affecting the Business.

Section 4.19. Insurance. Schedule 4.19 sets forth a true, complete and correct summary of all policies of insurance for the Company and its Subsidiaries with respect to its properties, assets, businesses, operations and employees. With respect to each such insurance policy listed on Schedule 4.19: (a) the policy is in full force and effect; and (b) none of the Company or any of its Subsidiaries in material breach or default (including with respect to the payment of premiums) thereunder.

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Section 4.20. Accounts Receivable; Accounts Payable.

Except as set forth on Schedule 4.20:

(a) The accounts receivable reflected on the Interim Financial Statements (i) are collectible in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business (net of contractual allowances and bad debt reserves established in accordance with prior practice), (ii) represent legal, valid and binding obligations for services actually performed by the Company and its Subsidiaries, enforceable in accordance with their terms, and (iii) have arisen only from bone fide sales transactions in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business and are payable on ordinary trade terms. There are no contests, claims, counterclaims, rights of set off or other defenses with respect to such accounts receivable.

(b) The accounts payable of the Company and its Subsidiaries (i) have not been outstanding for more than ninety (90) days, (ii) represent obligations of the Company and its Subsidiaries for products or services actually received, and (iii) have arisen only from bone fide purchases in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business and are payable on ordinary trade terms.

Section 4.21. Export Compliance. The Company and its Subsidiaries are in compliance with applicable provisions of U.S. export Laws and the export Laws of the other countries where it conducts business, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries have received any written notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.

Section 4.22. Bank Accounts. Schedule 4.22 lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and its Subsidiaries.

Section 4.23. No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article 3 and this Article 4 (including the Disclosure Schedules), none of Seller Parties, the Company, any of its Subsidiaries, any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to any Seller Party, the Company or its Subsidiaries or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”). Seller Parties hereby disclaim any such representations or warranties, and Buyer hereby disclaims any reliance upon any such representations, warranties or Evaluation Material and acknowledges and agrees that none of Seller Parties, the Company, any of its Subsidiaries, any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer of, or Buyer’s use or reliance on, any such Evaluation Material. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THIS SECTION 4.23 IS NOT INTENDED TO, AND IT SHALL NOT IMPEDE, IMPAIR, HINDER OR AFFECT IN ANY RESPECT ANY CLAIM BASED ON FRAUD, FRAUD IN THE INDUCEMENT OR INTENTIONAL MISREPRESENTATION.

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(b) Buyer acknowledges that the Seller Parties are not making any representations or warranties with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer or any of its directors, officers, employees, advisors, agents or other representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Business, or (ii) any other information or documents made available to Buyer or any of its directors, officers, employees, advisors, agents or other representatives with respect to the Company or the Business, except as expressly set forth in as set forth in Article 3 and Article 4 above. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN IN Article 3 and ARTICLE 4 ABOVE ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parties as follows:

Section 5.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Buyer possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Buyer as of the date of this Agreement. Buyer is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by it requires such licensing or qualification.

Section 5.2. Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by Seller Parties, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

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Section 5.3. Consents and Approvals; No Violation.

(a) Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the organizational or governing documents of Buyer; (ii) violate any Law or Order to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer is a party.

Section 5.4. Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer.

Section 5.5. Litigation. There is no Action, hearing or investigation pending or, to Buyer’s knowledge, currently threatened against Buyer or any of its properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order.

ARTICLE 6

PRE-CLOSING COVENANTS

Section 6.1. Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 12.1 (the “Interim Period”), except as would not, individually or in the aggregate, have a Material Adverse Effect, as contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Schedule 6.1(a), Seller Parties shall cause the Company and its Subsidiaries to use commercially reasonable efforts to conduct the Business only in the Ordinary Course.

(b) During the Interim Period, except as would not, individually or in the aggregate, have a Material Adverse Effect, as contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Schedule 6.1(b), Seller Parties shall cause the Company and its Subsidiaries not to:

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(i) other than in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, sell, lease, license or otherwise transfer any tangible assets that are material, individually or in the aggregate, to the Business;

(ii) make any material changes in management personnel or increase the compensation level of any management employee, officer or director, except as required by any existing Contract or Employee Benefit Plan and except for normal changes or increases in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business;

(iii) other than in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, enter into any new capital spending commitments in excess of $50,000 in consideration in the aggregate;

(iv) terminate or cancel any of the insurance policies set forth on Schedule 4.19, unless simultaneously with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or canceled insurance policy for a substantially similar premium is in full force and effect;

(v) except as required (A) to comply with applicable Law, (B) to maintain qualification under Section 401(a) of the Code, or (C) under the provisions of any Employee Benefit Plan, adopt, amend, modify, terminate, or make any contributions to any Employee Benefit Plan;

(vi) amend its articles of incorporation, bylaws or other governing documents in a manner that could reasonably be expected to have an adverse effect on Buyer or the transactions contemplated by this Agreement;

(vii) incur any Indebtedness or guarantee any Indebtedness, except for borrowings incurred in the Ordinary Course;

(viii) repurchase or redeem any of the Shares or any Equity Interests of any Subsidiary of the Company;

(ix) issue, sell or grant any additional Equity Interests;

(x) other than the acquisition of inventory in the ordinary course of business consistent with commercially reasonable custom and practice associated with companies engaged in similarly situated businesses as the Business, acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(xi) enter into any material transaction with any Affiliate not dealing at arm’s length with the Company or any of its Subsidiaries; or

(xii) enter into a Contract, or otherwise agree or commit, to take any of the foregoing actions.

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Section 6.2. Appropriate Actions.

(a) General. Each of the Parties shall use commercially reasonable efforts to take all action necessary to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(b) Third Parties and Governmental Authorities Notice and Consent. Each of the Parties shall use commercially reasonable efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations; provided, however, that Seller Parties shall not be required to expend any funds to obtain any consents, approvals or authorizations of Governmental Authorities or other Persons.

(c) Notice of Adverse Developments. During the Interim Period, Buyer, on one hand, and Seller Parties, on the other hand, shall give prompt notice to the other of the discovery by such Party of: (i) any material inaccuracy in any representation or warranty of the other Party or Parties of which they become aware; (ii) any material failure by the other Party or Parties to comply with any of such Party’s or Parties’ covenants contained in this Agreement; or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in ARTICLE 8 impossible or unlikely.

(d) Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to ARTICLE 10).

Section 6.3. Confidentiality. During the Interim Period, Seller Parties shall not, and shall cause their respective Affiliates not to, at any time, disclose to any Person other than Buyer any confidential information or Intellectual Property Rights owned, possessed, licensed or used by or relating to the Company or the Business of the Company, whether or not such information is embodied in writing or other physical form. At Closing, Seller Parties shall promptly deliver to Buyer all documents and other materials containing all confidential information relating to the Business, to the extent it is in physical form (including, without limitation, electronic form), including but not limited to writings, designs, documents, records, memoranda, photographs, sound recordings, electronic and computer files, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, notes and any material concerning costs, uses, methods, designs, applications, purchasers of or experience with products made or sold by the Company or any secret or confidential product, apparatus or process manufactured, used, developed, acquired or investigated by the Company.

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Section 6.4. Due Diligence Access. During the Interim Period, upon reasonable advance notice from Buyer and at the sole cost and expense of Buyer, Seller Parties shall, and shall cause the Company and its Subsidiaries to, afford Buyer and its authorized representatives reasonable access, during regular business hours, to the executive personnel, offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, however, that such access shall not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries.

Section 6.5. Regulatory Matters. Each of the Parties shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.6. Contact with Business Relations. During the Interim Period, Buyer and its representatives shall contact and communicate with the employees, customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with, and prior written approval of, the Seller Parties.

ARTICLE 7

CLOSING DELIVERABLES

Section 7.1. Closing Deliverables of Seller Parties. At the Closing, Seller Parties shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form:

(a) The consents of Governmental Authorities set forth on Schedule 7.1(a);

(b) A non-foreign affidavit of Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(c) The Payoff Letters with respect to the Indebtedness of each Company identified on Schedule 7.1(c) (each, a “Payoff Letter” and collectively, the “Payoff Letters”) executed by the applicable lenders thereof;

(d) The consent of the landlord to the transactions contemplated hereby under the Industrial Net Lease dated September 30, 2015 between Superline, Inc., as landlord, and the Company, as tenant, for 2702 Media Center Dr., Suite 101, Los Angeles, CA 90065, in form and substance reasonably satisfactory to Buyer;

(e) A certificate signed by an officer of the Company, dated as of the Closing Date, certifying (i) the Company’s and its Subsidiaries’ organizational and governing documents; and (ii) resolutions of the equity holders of the Company approving this Agreement and the transactions contemplated hereby;

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(f) A good standing certificate with respect to the Company and its Subsidiaries issued by the Secretary of State of California, dated as of a date not more than ten (10) Business Day prior to the Closing Date;

(g) Resignations, effective as of the Closing, from each director, officer or similar position with the Company or any of its Subsidiaries as requested by Buyer; and

(h) The Employments Agreements, duly executed by each of the Seller Parties.

Section 7.2. Closing Deliverables of Buyer. At the Closing, Buyer shall deliver the Payoff Amount as provided in Section 2.3(b), and shall deliver, or cause to be delivered, to the Seller Parties or any other Person designated by the Seller Parties (unless the delivery is waived in writing by the Seller Parties), the following documents, in each case duly executed or otherwise in proper form:

(a) The Revolving Note marked cancelled;

(b) A certificate signed by an officer of the Company, dated as of the Closing Date, certifying resolutions of Buyer authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(c) A good standing certificate with respect to the Buyer issued by the Secretary of State of Nevada, dated as of a date not more than ten (10) Business Day prior to the Closing Date; and

(d) The Employment Agreements, duly executed by Buyer.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1. Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the condition that there shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 8.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Sellers Parties’ Representations and Warranties. (i) Each of the representations and warranties made by Seller Parties set forth in ARTICLE 3 and ARTICLE 4 (other than those representations and warranties that address matters as of any particular date) shall be true and correct as of the Closing Date as though then made (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties), and (ii) the representations and warranties of Seller Parties set forth in ARTICLE 3 and ARTICLE 4 that address matters as of any particular date shall be true and correct as of such date (without regard to any materiality, Material Adverse Effect, or similar qualification in the representation and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

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(b) Performance by Seller Parties. Seller Parties shall have performed and complied in all material respects with all of their covenants, obligations and agreements required by this Agreement to be performed or complied with by them prior to or as of the Closing.

(c) Bring-Down Certificate. Buyer shall have received a certificate dated as of the Closing Date and executed by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Closing Deliveries. The items to be delivered by the Seller Parties pursuant to Section 7.1 shall have been delivered (or tendered subject only to Closing) to Buyer.

(e) Financing. Buyer shall have received at least One Million Five Hundred Thousand Dollars ($1,500,000.00) from the sale of its equity securities on the terms and conditions reasonably acceptable to Buyer.

If the Closing occurs, all closing conditions set forth in this Section 8.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Section 8.3. Additional Conditions to Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in ARTICLE 5 shall be true and correct as of the Closing Date as though then made (without giving effect to any materiality or similar qualification in the representations and warranties), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to: (i) prevent or materially impede or delay the consummation by Buyer of the transactions contemplated by this Agreement; or (ii) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificate. Seller Parties shall have received a certificate dated as of the Closing Date and executed by an executive officer of Buyer certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Closing Deliveries. The items to be delivered by Buyer pursuant to Section 7.2 shall have been delivered (or tendered subject only to Closing) to the Seller Parties.

If the Closing occurs, all closing conditions set forth in this Section 8.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller Parties.

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ARTICLE 9

GENERAL COVENANTS

Section 9.1. Books and Records; Access. From and after the Closing, the Company and its Subsidiaries shall be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business and/or the Company and its Subsidiaries. Following the Closing, Buyer shall, and shall cause each of its Subsidiaries to, provide Seller Parties and their representatives with reasonable access to and/or copies of such books and records for any bona fide business or legal purpose during normal business hours and upon reasonable prior notice. Unless otherwise consented to in writing by the Seller Parties, Buyer shall not, and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to Seller Parties and offering to surrender to Seller Parties such books and records or any portion thereof which Buyer or any of its Subsidiaries may intend to destroy, alter or dispose of.

Section 9.2. Public Announcements. None of the Parties or any of their respective Affiliates shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgement (including in any trade journal or other publication) with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby without the joint written approval of Buyer and Seller Parties.

Section 9.3. Non-Competition.

(a) For a period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, none of Seller Parties shall, and shall cause their respective Affiliates to not, directly or indirectly, without the consent of Buyer: (i) engage in, or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Business; (ii) have a direct ownership interest in any Person that engages in the Business; or (iii) cause, induce or encourage any client, customer, supplier, licensee, licensor or distributor of the Business (including any existing client, customer, supplier, licensee, licensor or distributor of the Business and any Person that becomes a client, customer, supplier, licensee, licensor or distributor of the Business after the Closing) to terminate such relationship. Notwithstanding the foregoing, any Seller Party may own, directly or indirectly, up to five percent (5%) of any class of securities of any Person traded on any national securities exchange.

(b) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9.3(a) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Section 9.3(a) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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(c) The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 9.3 is an inadequate remedy. In recognition of the irreparable harm that a violation by a Party of any of the covenants, agreements or obligations arising under this Section 9.3 would cause the other Party(ies), the Parties agree that in addition to any other remedies or relief afforded by law, the other Party(ies) shall be entitled to seek from a court of competent jurisdiction a preliminary and permanent injunction against an actual or threatened violation or violations of this Section 9.3 without showing actual monetary damages or posting of a bond or other security.

Section 9.4. Working Capital. For a period commencing on the Closing Date and ending on the thirty (30)-month anniversary of the Closing Date, Buyer hereby agrees to use commercially reasonable efforts to make periodic capital infusions in the Company having an aggregate amount of up to $3,250,000 (the “Capital Commitment”). In furtherance thereof, for the period commencing on the Closing Date and ending on the six (6)-month anniversary of the Closing Date, Buyer agrees to use commercially reasonable efforts to make capital contributions to the Company on the dates and in the amounts specified in Schedule 9.4. The Capital Commitment shall be used to pay down any outstanding Indebtedness of the Company, for working capital and other general corporate purposes which will be deployed in accordance with an annual budget determined good faith by the senior management of the Company designated by the Buyer.

Section 9.5. Employee Matters.

(a) At the Closing, Buyer shall make offers of employment to each of the employees listed on Schedule 9.5(a) (the “Key Employees”), providing for the compensation and equity incentive grants under Buyer’s 2019 Directors, Officers, Employees and Consultants Stock Option Plan, the amount of such compensation and equity incentive grants to be in Buyer’s sole discretion.

(b) From and after the Closing and until Buyer transitions the Key Employees to Buyer’s payroll, Buyer shall maintain the Key Employees on the Company’s payroll, and shall timely process, or caused to be timely processed, through the Company’s payroll, all salary and related compensation owed to each Key Employee.

ARTICLE 10

INDEMNIFICATION

Section 10.1. Survival of Representations, Warranties and Covenants.

(a) General Survival. Subject to Section 10.1(b) and Section 10.1(c), the representations and warranties made by Seller Parties in this Agreement shall survive the Closing until the date that is twenty-four (24) months from the Closing Date.

(b) Specified Representations. The Specified Representations shall survive the Closing until the date that is the expiration of the applicable statute of limitations.

(c) Fundamental Representations. The Fundamental Representations shall survive the Closing indefinitely.

(d) Buyer Representations. The representations and warranties made by Buyer in this Agreement shall survive the Closing until the date that is twenty-four (24) months from the Closing Date.

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(e) Survival of Covenants. All covenants and agreements of the Parties contained herein that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until fully performed or complied with.

Section 10.2. Indemnification by Seller Parties. From and after the Closing, Seller Parties shall indemnify, hold harmless and defend Buyer and its Affiliates (which following the Closing shall include the Company and its Subsidiaries), officers, directors and agents (each, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) against and in respect of any and all Losses incurred or suffered by any Buyer Indemnitee that result from or arise out of:

(a) any breach of, or inaccuracy in, any representation or warranty made by Seller Parties under ARTICLE 3 or ARTICLE 4 of this Agreement;

(b) any failure by the Company and/or the Seller Parties to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by the Company and/or the Seller Parties prior to Closing or, in the case of the Seller Parties, following Closing;

(c) any and all Liabilities of Seller Parties, of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown;

(d) any Action by the creditors of the Company that the transactions contemplated hereby, including the purchase of the Shares by Buyer, constitutes a fraudulent conveyance; and

(e) any fraud, fraud in the inducement or intentional misrepresentation by any Seller Parties, the Company or its Subsidiaries.

Section 10.3. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, hold harmless and defend Seller Parties and their respective Affiliates, officers, directors and agents (each, a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) against and in respect of any and all Losses incurred or suffered by any of such Seller Indemnitees that result from or arise out of:

(a) any breach of any representation or warranty made by Buyer under ARTICLE 5 of this Agreement;

(b) any failure by the Buyer to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by the Buyer at any time; and

(c) any personal guaranty or other similar arrangement made by Seller guaranteeing any obligation for Indebtedness or other Liability of the Company which has been disclosed in the Disclosure Schedules and/or on the Financial Statements.

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Section 10.4. Limitations.

(a) The indemnification provided in Section 10.2 is subject to the following limitations:

(i) No demand for indemnification under Section 10.2 shall be made after the expiration of the applicable survival period set forth in Section 10.1 for the representation or warranty or covenant to which such demand relates; provided, however, that demands for indemnification made prior to the expiration of such applicable survival period shall survive until such claim for indemnification is finally adjudicated and resolved.

(ii) Seller Parties shall not have any obligation to indemnify the Buyer Indemnitees in respect of any Losses for which indemnification is claimed under Section 10.2(a) (other than with respect to Fundamental Representations and Specified Representations) unless and until the aggregate of such Losses exceeds $25,000 (the “Deductible”), at which point Seller Parties will be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the Deductible.

(iii) The cumulative liability of Seller Parties for all Losses for which indemnification is claimed under Section 10.2(a) (other than with respect to Fundamental Representations and Specified Representations) hereunder shall not exceed the Purchase Price.

(iv) The amount of Losses that any Buyer Indemnitee shall be entitled to recover shall be calculated net of any Tax benefits actually realized or realizable by the Buyer Indemnitee on account of such Losses, and the Buyer Indemnitees shall use commercially reasonable efforts to actually realize all available Tax benefits. If any Buyer Indemnitee receives a Tax benefit not deemed realizable at the time the related Loss was indemnified by Seller Parties, the applicable Buyer Indemnitee shall promptly pay to the Seller the amount of such Tax benefit at such time or times as (and to the extent that) such Tax benefit is actually realized by such Buyer Indemnitee.

(v) The amount of Losses that any Buyer Indemnitee shall be entitled to recover shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually recovered or recoverable by the Buyer Indemnitee from any third party with respect to such Losses. Prior to pursuing a claim in respect of any Losses hereunder (other than submitting a claim notice in accordance with Section 10.5(a)), the Buyer Indemnitees shall use commercially reasonable efforts to seek full recovery under all insurance policies and Contracts covering any Loss to the same extent as they would if such Loss was not subject to indemnification hereunder. In the event that any insurance or other recovery is made by any Buyer Indemnitee with respect to any Loss for which such Buyer Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Buyer Indemnitee to the Seller Parties.

(b) Any indemnity payment made under this Agreement shall be treated by the Parties for Tax purposes as an adjustment to the Purchase Price.

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Section 10.5. Procedures Relating to Indemnification.

(a) Direct Claims. If any Buyer Indemnitee or any Seller Indemnitee (hereinafter an “Indemnified Party”) shall claim to have suffered a Loss (other than with respect to any Third-Party Claim) for which indemnification is available under Section 10.2 or Section 10.3, as the case may be (for purposes of this Section 10.5, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 10.4 hereof), the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim. Such written notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 13.8 herein or as otherwise agreed in writing between the Parties.

(b) Third-Party Claims.

(i) Any Indemnified Party seeking indemnification pursuant to this ARTICLE 10 in respect of any claim, demand or other Action asserted by any Person who is not a Party or an Affiliate thereof (a “Third-Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such Third-Party Claim is sought prompt written notice of such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced thereby. Such written notice shall describe the facts and circumstances giving rise to such Third-Party Claim, the basis upon which indemnity is being sought, the amount or estimated amount of the Losses relating to such Third-Party Claim, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such Losses reasonably estimated by the Indemnified Party), and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder.

(ii) The Indemnifying Party shall have the right to control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by notifying the Indemnified Party in writing within thirty (30) days after receipt of notice of the Third-Party Claim from the Indemnified Party that the Indemnifying Party is assuming the defense against such Third-Party Claim. In the event that the Indemnifying Party does deliver notice as prescribed in this Section 10.5(b)(ii) and thereby properly elects to conduct the defense of the subject Third-Party Claim: (A) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request; and (B) the Indemnifying Party shall not be obligated to post a bond or provide other security required in connection with such Third-Party Claim. In the event the Indemnifying Party fails to give notice of its election to conduct the defense of a Third-Party Claim within the time and as prescribed in this Section 10.5(b)(ii) or otherwise may not assume the defense of the Third-Party Claim pursuant to this Section 10.5(b)(ii), then the Indemnified Party shall have the right to control such defense. The party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the Third-Party Claim.

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(iii) So long as the Indemnifying Party provides proper notice under Section 10.5(b)(ii): (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 10.5(b)(ii); (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (which, for the avoidance of doubt, shall include all legal fees and similar expenses incurred in the defense of such Third-Party Claim) and participate in the defense of the Third-Party Claim; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if: (I) so requested by the Indemnifying Party to participate or (II) in the reasonable written opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further, however, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third-Party Claim; and (C) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim which: (1) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto; (2) would result in (a) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, or (b) a finding or admission of a violation of applicable Law by the Indemnified Party; or (3) imposes an injunction or other equitable relief upon the Indemnified Party.

(iv) Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the claimant in the applicable Third-Party Claim, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this ARTICLE 10, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept.

Section 10.6. Right of Subrogation. Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates. Such Indemnified Party and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 10.7. Mitigation. Following the Closing, each Indemnified Party shall take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by it or any Indemnified Party that it controls (including costs to the minimum extent necessary to remedy the circumstances giving rise, or reasonably expected to give rise, to such Losses) upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss. The Indemnified Parties shall cooperate with each other with respect to resolving any claim or Liability underlying any Loss with respect to which an Indemnifying Party is obligated to indemnify any Person hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

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Section 10.8. Exclusive Remedy. Following the Closing, except with respect to claims arising from Fraud and except for equitable relief to which any Party may be entitled pursuant to this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the sale and purchase of the Shares shall be the rights of indemnification set forth in this ARTICLE 10, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.

ARTICLE 11

TAX MATTERS

Section 11.1. Tax Returns. The Seller Parties shall prepare or cause to be prepared (i) all Tax Returns for the Company (after taking into account all appropriate extensions) due on or prior to the Closing Date and (ii) IRS Form 1120S (and the similar form or forms for state and local income Tax purposes) of the Company for all Pre-Closing Tax Periods (“Seller Prepared Returns”). The Buyer and the Company shall cooperate with the Seller Parties in preparing the Seller Prepared Returns, including providing records and information which are reasonably relevant to such Seller Prepared Returns, making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller Prepared Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Tax Law or changes in facts. At least thirty (30) days prior to the due date thereof (taking into account any extensions thereof), Seller Parties shall provide the Buyer with drafts of any such Seller Prepared Returns that are Income Tax Returns for Buyer’s review and comment. With respect to any such Tax Returns that are not Income Tax Returns, at least fifteen (15) days prior to the due date thereof (taking into account any extensions thereof) Seller Parties will provide the Buyer with drafts of such Tax Returns for Buyer’s review and comment. Seller Parties shall timely file all such Seller Prepared Tax Returns. For avoidance of doubt, this Section 11.1 shall apply to any Tax Returns filed or issued with respect to any Pre-Closing Tax Period of the Company. The Buyer, at its sole cost and expense, shall cause the Company to prepare and timely file all Tax Returns (other than Seller Prepared Returns) of the Company due after the Closing Date or overdue as of the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared on a basis consistent with the past practice of the Company, except as otherwise required by applicable Tax Law or changes in facts. At least thirty (30) days prior to the due date of any Buyer Prepared Return that is an Income Tax Return and shows an Indemnified Tax or that relates to a Pre-Closing Tax Period or Straddle Period, the Buyer shall provide a draft of such Tax Return to the Seller Parties for the Seller Parties’ review and comment. With respect to any Buyer Tax Return that is not an Income Tax Return and shows an Indemnified Tax or that relates to a Pre-Closing Tax Period or Straddle Period, at least fifteen (15) days prior to the due date of such Tax Return the Buyer shall provide a draft of such Tax Return to Seller Parties for the Seller Parties’ review and comment. The Buyer shall cause the Company to incorporate any reasonable comments made by the Seller Parties within five (5) days of receipt of such draft Buyer Prepared Return in the Buyer Prepared Return actually filed.

Section 11.2. Straddle Period. Taxes for any Tax period of the Company that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated between the portion of such Tax period ending at the close of the Closing Date and the remainder of such Tax period as follows: (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) ofthe Company for a Straddle Period shall be allocated based on the number of days during the portion of the Straddle Period ending with and including the Closing Date and number of days during the portion of the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including Income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Company for a Straddle Period shall be allocated based on an interim closing of the books as of the close of the Closing Date.

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Section 11.3. Transfer Taxes. All sales and transfer Taxes, recording charges and similar Taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Seller. The Seller Parties and the Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 11.4. Tax Indemnification. Subject to the limitations in ARTICLE X, the Seller shall indemnify the Buyer and its Affiliates from and against (i) all Losses resulting from the Company’s liability for Taxes for all Pre-Closing Tax Periods and the portion ending at the close of the Closing Date of any Straddle Period (determined for a Straddle Period in accordance with Section 11.2, (ii) all Transfer Taxes for which Seller is liable under the provisions of Section 11.3 hereof, and (iii) all Losses resulting from the Company’s liability for Taxes of another Person as a result of the Company’s status as a transferee or successor, or as a result of a contract or otherwise, where the status or relationship giving rise to such liability existed (even if the actual liability for Taxes did not) prior to Closing (collectively, “Indemnified Taxes”). For these purposes, Losses shall include any reasonable fees and expenses of legal counsel or other tax advisors incurred by the Buyer or the Company in controlling a proceeding by any Governmental Authority with respect to any Indemnified Taxes.

Section 11.5. Tax Refunds. Seller shall be entitled to any refunds received by the Company for Income Taxes paid by the Company for any Pre-Closing Tax Period, along with any interest paid by the relevant Governmental Authority, other than any such refunds that are attributable (i) to any Tax attribute of Buyer, (ii) to any Tax attribute arising in a Post-Closing Tax Period or in the portion following the Closing Date of any Straddle Period (as determined under the principles of Section 11.2 or (iii) any Taxes paid after Closing, to the extent that Seller did not fund the payment of such Taxes. The Buyer shall cause any such refunds (including interest as described above ) to which the Seller is entitled that are received by the Company or any Affiliate thereof after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Seller, net of any reasonable costs or expenses incurred by Buyer or the Company in connection with seeking or obtaining such refund and the amount of any Income Taxes of Buyer or any of its Affiliates attributable to such refund or interest. Any payment made pursuant to this Section 11.5 shall be treated by the Parties hereunder as an adjustment to the Purchase Price, except as may otherwise be required by applicable Law.

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Section 11.6. Tax Proceedings. If a claim shall be made by any Governmental Authority in respect of the Company for a Pre-Closing Tax Period or Straddle Period, the Buyer shall promptly and in any event no more than ten (10) days following the Buyer’s receipt of such claim, give written notice to the Seller Parties of such claim. Buyer shall not be required to give notice of any claim of which the Company is aware as of the Closing Date. With respect to any Tax claim relating to a Pre-Closing Tax Period, the Seller Parties shall have the right to control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Seller Parties’ expense; provided, that the Buyer shall control at its own expense all proceedings taken in connection with any Tax claim relating to the Company during a Straddle Period and in connection with any Tax claim relating to the Company for a Tax period beginning after the Closing Date. The Seller Parties shall promptly notify the Buyer if it decides to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement. No Tax claim for a Pre-Closing Tax Period for which the Seller Parties are entitled to control the proceedings may be settled without the written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed. The Buyer, the Seller Parties, the Company and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 11.6 and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods and Straddle Periods. Subject to the foregoing, in the case of a Tax claim for a Pre-Closing Tax Period for which the Seller Parties control the proceedings, (i) the Buyer may participate in such proceedings (including through its own counsel) at the Buyer’s expense, and (ii) in the case of a Tax claim for a Pre-Closing Tax Period for which the Buyer controls the proceedings, the Seller Parties may participate in such proceedings (including through its own counsel) at the Seller Parties’ expense. The Parties shall satisfy their indemnity obligations pursuant to Section 11.4 within ten (10) days after a final determination or settlement of the relevant Tax claim is made. To the extent that there is any inconsistency between Section 10.5(b) and this Section 11.6 as it relates to any matters relating to Taxes, the provisions of this Section 11.6 shall govern.

Section 11.7. Cooperation. The Buyer, the Company, the Seller Parties and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this ARTICLE XI, any audit, Action, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this ARTICLE XI. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 12

TERMINATION

Section 12.1. Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:

(a) by the mutual written agreement of Buyer and the Seller Parties;

(b) by the Seller Parties or Buyer, if the Closing does not occur within ninety (90) days following the execution of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party that is in material breach of any of its covenants, obligations or agreements set forth in this Agreement;

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(c) by the Seller Parties, if: (i) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; or (ii) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 8.3(b) and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by the Seller Parties or cured by Buyer within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to the Seller Parties if Seller Parties are in material breach of any of their covenants, obligations or agreements set forth in this Agreement; or

(d) by Buyer, if: (i) there exists a breach of any representation or warranty of Seller Parties contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; or (ii) Seller Parties have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Buyer or cured by Seller Parties within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Seller Parties by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to Buyer if Buyer is in material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 12.2. Effect of Termination.

(a)  In the event of a termination of this Agreement pursuant to Section 12.1 by Seller Parties or Buyer, this Agreement will become void and have no effect, and, except as set forth in Section 12.2(b), without any Liability or obligation (other than any outstanding obligations under the Revolving Note) on the part of Seller Parties or Buyer or any of their respective officers, directors, stockholders, managers or partners, and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party hereto of any Liability resulting from any willful breach of such Party’s representations, warranties, covenants or agreements contained in this Agreement prior to the time of such termination. Notwithstanding the foregoing, the provisions of Section 6.3, Section 9.2, this Section 12.2 and ARTICLE 13 shall survive any termination of this Agreement.

(b) In the event of a termination of this Agreement pursuant to Section 12.1(b) by Buyer as a result of Buyer’s failure to satisfy or waive the condition to Closing set forth in Section 8.2(e) on or prior to the Outside Date, then Buyer shall release the Company from the obligation to pay 33% of the total indebtedness outstanding under the Revolving Note as of the date of termination, and such portion of the Revolving Note shall be cancelled and deemed satisfied. Promptly upon such termination, Buyer shall execute and deliver to the Company a release and cancellation of such portion of the Revolving Note in form and substance reasonably satisfactory to the Company and shall revise the Schedule of Advances set forth in the Revolving Note to reflect the cancellation of such portion of the indebtedness.

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ARTICLE 13

MISCELLANEOUS

Section 13.1. No Third‑Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 13.2. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 13.3. Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 13.4. Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 13.5. Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. All references to the Company and its Subsidiaries complying in “material” respects shall be determined by the compliance of the Company and its Subsidiaries in the aggregate and not with respect to any single entity alone. When reference is made to information that has been “made available,” “provided” or “delivered” to Buyer, that shall mean that such information was either contained in the Company’s electronic data room maintained on Google Drive in the Radiant Images-Due Diligence Folder or delivered to Buyer, in each case prior to the Closing.

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Section 13.6. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 13.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 13.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Seller Parties:

Radiant Images Inc.

2702 Media Center Drive

Los Angeles, CA 90065

Attention: Gianna Wolfe

Telephone: (323) 737-1314

Email: gianna@radiantimages.com

with a copy (which shall not constitute notice) to:

Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP

11400 W. Olympic Blvd., 9th Floor

Los Angles, California 90064

Attention: Michael Wolf

Telephone: (310) 478-4100

Email: mwolf@wrslawyers.com

If to Buyer:

Hawkeye Systems, Inc.

7119 W. Sunset Blvd., #468

Los Angeles, CA 90046

Attention: Corby Marshall

Telephone: 800.531.8799

Email: corbymarshall@mac.com

with a copy (which shall not constitute notice) to:

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

Attention: Scott Alderton, Esq.

Telephone: (818) 444-4501

Email: salderton@stubbsalderton.com

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Section 13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of California, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of California is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of California. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

Section 13.8. Jurisdiction. Subject to the last sentence of this Section 13.8, each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the state and federal courts located in Los Angeles County, California (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) such Action in any such court is brought in an inconvenient forum; (ii) the venue of such Action is improper; and (iii) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 13.9. Amendments. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

Section 13.10. Extension; Waiver. At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

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Section 13.12. Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of legal counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

Section 13.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 13.15. Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) any item disclosed on any particular Schedule or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on other Schedules and in other parts or sections of the Disclosure Schedules to the extent the relevance of such disclosure to the other Schedules and other parts or sections of the Disclosure Schedules is reasonably apparent on its face; (b) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (c) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; (d) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement, and (e) shall not constitute, or be deemed to be, an admission to any person other than Buyer concerning such item.

Section 13.16. Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Buyer, on the one hand, and Seller Parties, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that: (a) by seeking the remedies provided for in this Section 13.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.16 are not available or otherwise are not granted; and (b) nothing in this Section 13.16 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.16 prior or as a condition to exercising any termination right under ARTICLE 12 (or pursuing damages prior to or after such termination), nor shall the commencement of any Action pursuant to this Section 13.16 or anything set forth in this Section 13.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE 12 or pursue any other remedies under this Agreement that may be available then or thereafter. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by: (A) the amount of time during which such Action is pending, plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first above written.

BUYER: HAWKEYE SYSTEMS, INC.

By:
Name:
Title:

SELLER PARTIES:

Gianna Wolfe

Michael Mansouri

[Signature Page to Stock Purchase Agreement]

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Exhibit A

Employment Agreement (Mansouri)

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Exhibit B

Employment Agreement (Wolfe)

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